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                                                                      EXHIBIT 5
                                                                  April 4, 1997
Williams Holdings of Delaware, Inc.
One Williams Center
Tulsa, Oklahoma 74172

Gentlemen:

        You have requested me, as General Counsel of The Williams Companies, Inc., to render my opinion regarding certain matters in connection with the preparation and filing of a registration statement by Williams Holdings of Delaware, Inc. (the "Company") on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to $500,000,000 aggregate initial offering price of debt securities ("Securities"). The Company may offer and sell from time to time (a) unsecured debentures, notes or other evidence of indebtedness ("Debt Securities") and (b) shares of its Preferred Stock, $1.00 par value per share ("Preferred Stock") with an initial offering price not to exceed $500,000,000 in the aggregate. The Debt Securities are to be issued from time to time as either senior indebtedness of the Company under an indenture between the Company and Citibank, N.A., as trustee, or as subordinated indebtedness of the Company under an indenture between the Company and Citibank, N.A., as trustee (collectively, the "Indentures"). The forms of the Indentures and the Debt Securities are filed as exhibits to the Registration Statement.

        I am familiar with the Certificate of Incorporation and the By-laws, each as amended to date, of the Company and have examined the originals, or copies certified or otherwise identified to my satisfaction, of the corporate records of the Company, statutes and other instruments and documents as the basis for the opinion expressed herein. In addition, I am, or someone under my supervision is, familiar with the forms of the Indentures and the Debt Securities.

        Based upon the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that (1) the Debt Securities have been duly authorized and, when the Debt Securities have been duly issued and delivered and duly paid for by the purchasers thereof, the Debt Securities will have been validly issued and will constitute valid and binding obligations of the Company enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws relative to or affecting generally the enforcement of creditor's rights and by principles of equity; and (2) the Preferred Stock has been duly authorized and, when duly issued and delivered and paid for by the purchasers thereof, the Preferred Stock will be validly issued, fully paid and nonassessable.

        I am admitted to the Bar of the States of Oklahoma and New York, and express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and the laws of the United States of America, to the extent applicable.
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Williams Holdings of Delaware, Inc.
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        I hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to the undersigned appearing under the caption "Legal Matters" in the related Prospectus.

                                        Very truly yours,


                                        /s/ WILLIAM G. von GLAHN
                                        ------------------------
                                        William G. von Glahn



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